Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Michael R. Dougherty	Linda Dyson (973) 761-4987
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS FIRST QUARTER 2003
FINANCIAL RESULTS

EXTON, Pa., May 14, 2003 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the quarter ended March 31, 2003.

For the quarter ended March 31, 2003, the Company reported a net loss of $11.3 million or $0.36 per basic and diluted share, compared to a net loss of $19.6 million or $0.63 per basic and diluted share in the first quarter of 2002.

Grant, contract, license and milestone revenues for the quarter ended March 31, 2003 were $6.6 million, compared to $0.3 million in the first quarter of 2002. This increase principally relates to revenues recognized under the Company’s collaboration agreement with Glaxo Group Limited for the development and commercialization of alvimopan for certain indications. Under the terms of that agreement, the Company received a $50.0 million non-refundable signing fee that is expected to be amortized into revenue through 2014, the expected collaboration period. Revenues for the first quarter of 2003 included $1.0 million of amortization of the Glaxo signing fee and $5.2 million for the reimbursement of Company expenses incurred in the first quarter and reimbursable under the Glaxo agreement.

Research and development expenses in the first quarter of 2003 were $15.1 million, compared to $17.1 million for the same period in 2002. The decrease is primarily due to decreases in the costs of clinical testing of alvimopan.

Marketing, general and administrative expenses decreased to $3.6 million in the first quarter of 2003 from $4.1 million in the similar period of 2002, resulting principally from a decrease in corporate legal and patent expenses.

As of March 31, 2003, Adolor had approximately $136.7 million in cash, cash equivalents and short-term investments.

Adolor will host a conference call today, Wednesday May 14, 2003 at 5:00 p.m. EDT to discuss the Company’s financial results for the first quarter and provide a product development program update. The conference call may be accessed by dialing 800-915-4836 for domestic callers and 973-317-5319 for international callers. The call will also be webcast on the investor relations section of Adolor’s website at www.adolor.com and archived on the site until May 21, 2003.

About Adolor Corporation

Adolor Corporation is a development stage biopharmaceutical company engaged in the development of proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. The Company has a number of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase 3 clinical trials. Adolor’s lead product candidate, alvimopan, is designed to selectively block the unwanted effects of opioid analgesics on the gastrointestinal tract. Alvimopan is a potential first-in-class compound that is being evaluated in acute and chronic indications, including the management of postoperative ileus and for reversal of the severe constipating effects associated with the chronic use of opioids. In April 2002, Adolor entered into a collaboration agreement with Glaxo Group Limited for the exclusive worldwide development and commercialization of alvimopan for certain indications.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: Adolor’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Adolor’s product candidates, including alvimopan, may not be successful; the risk that Adolor may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, or otherwise; Adolor’s reliance on its collaborators, including Glaxo Group Limited, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003. We urge you to carefully review and consider the disclosures found in that filing which is available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

        This press release is available on the website http://www.adolor.com.

[Financial data table follows]

ADOLOR CORPORATION STATEMENTS
OF OPERATIONS DATA
(Unaudited)

	FOR THE THREE MONTHS
	ENDED MARCH 31,

	2003	2002

REVENUES
Grant, contract, license and milestone revenue	$6,637,066	$317,339
OPERATING EXPENSES
Research and development	15,147,111	17,071,153
Marketing, general and administrative	3,616,397	4,089,677

Total operating expenses	18,763,508	21,160,830

Operating loss	(12,126,442)	(20,843,491)
Interest income, net	796,944	1,251,428

Net loss	($11,329,498)	($19,592,063)

Basic and diluted net loss per share	($ 0.36)	($ 0.63)
Shares used in computing basic
and diluted net loss per share	31,521,304	31,155,742

	BALANCE SHEET DATA
	(unaudited)
	MARCH 31,	DECEMBER 31,
	2003	2002

Cash, cash equivalents and
short-term investments	$136,733,803	$153,984,609
Working capital	127,495,517	140,290,044
Total assets	155,949,289	168,271,281
Total stockholders' equity	89,974,258	100,727,716